WELLS FARGO(logo)	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2012, by and among UBS Commercial Mortgage Securitization Corp., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Trimont Real Estate Advisors, Inc., as Operating Advisor and U.S. Bank, National Association as Trustee, Certificiate Administrator, Paying Agent and Custodian, with respect to Commercial Mortgage Pass-Through Certificates Series 2012-C4 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, Daniel Bober, Executive Vice President of Commercial Mortgage Services and Timothy S. Ryan, Managing Director of Customer Relationship Management, do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

/s/ Daniel Bober	/s/ Timothy S. Ryan
Daniel Bober	Timothy S. Ryan
Executive Vice President	Managing Director
Wells Fargo Bank	Wells Fargo Bank

Together we’ll go far

Wells Fargo Bank, N.A.